2x our price on a similar work

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Michael Delpozzo, Masterworks <mdelpozzo@investors.masterworks.com>
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Hi Sam,

Henry Taylor created the painting we're offering right now when he was visiting an artist residency program in Senegal.

It's painted in Taylor's signature style, which has won him praise from several museums around the world, and has led to the NYT calling him "one of the 21st century's most celebrated painters" in 2023.

Our painting is part of a series of works he created in Senegal. The only time another work from this series came to auction, it sold for more than double the price we bought ours for. Compare the two works below.


Sold May 2023 | Phillip's

Sold for $584K
Dakar, Senegal #3, 2019



LIVE

Available Now for $261K
Dakar, Senegal #2, 2019

Following that 2023 sale, two similar works went for $177,800 each at auction in November 2023.

The figure in that desirable composition is more detailed and refined, while ours is a double portrait. Past results don't indicate future outcomes, but that kind of price point gives us confidence in this series long-term.

We're thrilled to add a second Taylor painting to our collection. Check it out here and view the offering circular below.

Thanks,

Michael Delpozzo

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Masterworks Platform Associate

MASTERWORKS

www.masterworks.com

225 Liberty St. 29th Floor, New York, NY 10281